Exhibit 10.5

AMENDMENT

TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made December 23, 2008, by and between Valassis Communications, Inc. (the “Corporation”) and William F. Hogg (the “Executive”) and is effective as of January 1, 2005.

WHEREAS, the Corporation and the Executive entered into that certain Employment Agreement effective as of March 18, 1992, as amended on December 22, 1995, January 20, 1997, December 23, 1998, January 5, 2001, January 11, 2002, July 8, 2002, January 10, 2005, January 17, 2006, and May 24, 2007 (as so amended, the “Employment Agreement”); and

WHEREAS, the Corporation and the Executive desire to further amend the Employment Agreement to comply with Section 409A of the Internal Revenue Code as provided herein.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is acknowledged, the parties hereto agree as follows:

1. The following sentence shall be added to Section 3(d) of the Employment Agreement:

“Any reimbursements or payments under this subsection (d) shall be made within thirty (30) days after the proper delivery by the Executive of such evidence of expenses that the Corporation may require, but in no event will the reimbursement payment be made later than the end of the calendar year following the calendar year in which the expense is incurred.”

2. The following sentence shall be added to Section 3(e) of the Employment Agreement:

“Any amounts paid by the Corporation hereunder shall be made within thirty (30) days after the proper delivery by the Executive of such evidence of expenses that the Corporation may require, but in no event will the reimbursement payment be made later than the end of the calendar year following the calendar year in which the expense is incurred.”

3. The last sentence of Section 3(g)(A)(y) of the Employment Agreement shall be amended by deleting the following phrase:

“with a strike price equal to the Fair Market Value of the Corporation’s Common Stock on the day that is ninety (90) days prior to the public announcement of the Change of Control”.

4. The last sentence of Section 3(g)(B)(y) of the Employment Agreement shall be amended by deleting the following phrase:

“with a strike price equal to the Fair Market Value on the applicable Date of Termination”.

5. Section 5(a)(ii) of the Employment Agreement shall be amended by deleting everything following and including the word “provided”.

6. The first sentence of Section 5(a)(iv) of the Employment Agreement shall be amended to add the following language after “medical and welfare benefits”, in the first place where such phrase appears:

“on a monthly basis”

7. The following sentences shall be added to Section 5(a)(iv) of the Employment Agreement:

“The parties intend that continued coverage under the M&W Plans and/or under Section 3(h)(v) shall not constitute a ‘deferral of compensation’ under Treas. Reg. Section 1.409A-1(b) during the period the Executive would be entitled to continuation coverage under Section 4980B (COBRA) (typically 18 months) or during any period in which such continued coverage qualifies as a ‘limited payment’ of an ‘in kind’ benefit under Treas. Reg. Section 1.409A-1(b)(9)(v)(C) and (D). Any portion of the continued coverage under the M&W Plans that is subject to Section 409A of the Code is intended to qualify as a ‘reimbursement or in-kind benefit plan’ under Treas. Reg. Section 1.409A-3(i)(1)(iv).”

8. Section 5 of the Employment Agreement shall be amended to insert a new subsection (c) to read in its entirety as follows:

“(c) Notwithstanding the payment schedules contained elsewhere in this Section 5, to the extent necessary to comply with the requirements of Section 409A of the Code, if the Executive is a ‘specified employee’ (as defined in Section 3(h) above) at the time of his termination of employment, the payments under Sections 5(a)(i)(2), 5(a)(ii) and 5(b) (to the extent relating to the payment of compensation previously deferred by the Executive) shall not be made before the date which is six (6) months and one (1) day after the date of the Executive’s termination of employment (or, if earlier, the date of his death). As provided by Section 409A of the Code and the Final Regulations thereunder, however, no delay shall apply to payments under Section 5(a)(ii) of the Employment Agreement to the extent the aggregate amount of such payments does not exceed the lesser of: two (2) times the Executive’s annualized compensation based upon his annual rate of pay for services provided to the Corporation for the calendar year preceding the Corporation’s taxable year in which the Executive has a ‘separation from service’ (as such term is used in Section 409A of the Code) or two (2) times the limit on compensation set forth in Section 401(a)(17) of the Code for the year in which the Executive has a separation from service (the ‘Designated Compensation Amount’). Any amounts otherwise payable under the terms of Section 5(a)(ii) during the six (6) month period beginning on the date of the Executive’s termination of employment that are in excess of the Designated Compensation Amount and other payments under this Section 5 that are delayed as provided for in this Section 5(c) will be paid in full within thirty (30) days after the end of such six (6) month period, with the remaining payments made on the schedule provided in the applicable subsection of this Section 5.”

9. The following sentence shall be added to Section 6 of the Employment Agreement:

“Any amounts paid by the Corporation under this paragraph shall be made within thirty (30) days after the proper delivery by the Executive of such evidence of legal fees and expenses that the Corporation may require, but in no event will the reimbursement payment be made later than the end of the calendar year following the calendar year in which the expense is incurred.”

10. Section 9(f) of the Employment Agreement is amended in its entirety as follows:

“(f) The parties intend that the payments and benefits provided for in this Agreement to either be exempt from Section 409A of the Code or be provided in a manner that complies with Section 409A of the Code. Notwithstanding anything contained herein to the contrary, all payments and benefits which are payable upon a termination of employment hereunder shall be paid or provided only upon those terminations of employment that constitute a ‘separation from service’ from the Corporation within the meaning of Section 409A of the Code (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)).”

11. Section 3(b) of the Employment Agreement shall be amended to add a new paragraph at the end of such Section as follows:

“Notwithstanding the foregoing, with respect to the calendar year beginning on January 1, 2009 only, in lieu of the bonus provided under the first paragraph of this Section 3(b), the Executive shall be eligible to receive an annual cash bonus of up to 100% of the Annual Base Salary on the following basis: (i) 50% in accordance with the targets set by the Committee; and (ii) 50% in accordance with performance targets set by the Chairman, President and Chief Executive Officer of the Corporation. Any bonus granted hereunder shall be paid after the end of the twelve-month performance period when the Committee has determined that applicable targets have been met but in no event later than 60 days after the end of such period. Notwithstanding anything to the contrary contained herein, with respect to the bonus payable for the performance period beginning on January 1, 2009 and ending on December 31, 2009, the Committee shall have the sole and absolute discretion to reduce or eliminate such bonus prior to payment, without the necessity of the Executive’s consent, whether or not such bonus is then earned or otherwise payable by its terms. All determinations regarding the cash bonus and whether it is earned or paid shall be made by the

Committee, in its sole and absolute discretion. The Executive shall also be entitled to participate in any programs of the Corporation enabling employees to apply all or part of any bonus to the purchase of the Corporation’s stock and receive matching grants.”

12.	All other terms of the Employment Agreement shall remain in full force and effect.

13. This instrument, together with the Employment Agreement, contains the entire agreement of the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Executive and the Corporation have caused this Agreement to be executed as of the day and year first written above.

VALASSIS COMMUNICATIONS, INC.

By:	/s/ Todd Wiseley
Name:	Todd Wiseley
Title:	Secretary

/s/ William F. Hogg
William F. Hogg